                       SECURITIES AND EXCHANGE COMMISSION                       OMB Approval
                             Washington, D.C. 20549                             OMB Number:  3235-0058
                                                                                Expires:  March 31, 2006
                                                                                Estimated average burden hours per response 2.50
                                   FORM 12b-25
                                                                                SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING

                                                                                CUSIP NUMBER

(Check One):___ Form 10-K ___ Form 20-F X Form 11-K ___ Form 10-Q ___ Form 10-D ___ Form N-SAR

              ___ Form N-CSR
              For Period Ended: December 31, 2004
                                -----------------
              ___ Transition Report on Form 10-K
              ___ Transition Report on Form 20-F
              ___ Transition Report on Form 11-K
              ___ Transition Report on Form 10-Q
              ___ Transition Report on Form N-SAR
              For the Transition Period Ended:
                                                 ----------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Intrawest 401(k) Retirement Plan U.S. Holdings Inc.
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Full Name of Registrant

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Former Name if Applicable

221 Corporate Circle, Suite Q
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Address of Principal Executive Office (Street and Number)

Golden, Colorado 80401-5637
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

X    (a)  The reason  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense

X    (b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof,  will be  filed  on or  before  the  fifteenth  calendar  day following the prescribed due date; or the subject  quarterly report or transition report on Form 10-Q or subject  distribution report on Form
          10-D,  or  portion  thereof,  will be filed  on or  before  the  fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached is applicable.

PART III - NARRATIVE

State below in reasonable  detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

The Registrant recently underwent an internal consolidation to a shared services system.  As a result,  the Registrant  requires  additional time to assemble the necessary information to complete its 11-K.

PART IV - OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

                  Sherry Shelton                              970                       726-1522
         -----------------------------------         ------------------         --------------------------
                  (Name)                                        (Area Code)             (Telephone Number)

     (2)  Have all other periodic  reports required under Section 13 or 15(d) of the  Securities  Exchange Act of 1934 or Section 30 of the  Investment
          Company Act of 1940 during the preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s) been filed ? If answer is no, identify report(s). Yes X No ____

     (3)  Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be reflected  by the  earnings  statements  to be included in the subject report or portion thereof?

                                                        Yes ____ No  X

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               Intrawest 401(k) Retirement Plan U.S. Holdings Inc.
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                  (Name of Registrant as Specified in Charter)

          has  caused  this  notification  to be  signed  on its  behalf  by the undersigned hereunto duly authorized.

      Date June 28, 2005                                     By /s/ Ross Meacher
           ---------------------------------------              -----------------------------------------
                                                              Name: Ross Meacher
                                                              Title: Corporate Secretary